                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)(1)




                         PHYSICIANS RESOURCE GROUP, INC.
                         -------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    719415101
                                 --------------
                                 (CUSIP Number)

                                       N/A
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /X/      Rule 13d-1(b)

         /X/      Rule 13d-1(c)

         / /      Rule 13d-1(d)



-----------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No.  719415101               13G/A                      Page 2 of 21 Pages

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           James B. Rubin
           Resurgence Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                       1,975,119 (1)
         NUMBER OF          ----------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                   -0-
         REPORTING          ----------------------------------------------------
        PERSON WITH         7        SOLE DISPOSITIVE POWER

                                       1,975,119 (1)
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,975,119 (1)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.6161%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

              IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  039381108               13G/A                      Page 3 of 21 Pages


(1) Resurgence Asset Management, L.L.C. ("RAM") exercises voting and dispositive power over the Issuer's securities, solely in RAM's capacity as the general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. Accordingly, RAM and M.D. Sass Corporate Resurgence Partners L.P. may be deemed to share voting and dispositive power. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day activities of RAM.

CUSIP No.   719415101              13G/A                      Page 4 of 21 Pages

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           James B. Rubin
           Resurgence Asset Management International, L.L.C. (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                        1,289,210 (1)
         NUMBER OF          ----------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                   -0-
         REPORTING          ----------------------------------------------------
        PERSON WITH         7        SOLE DISPOSITIVE POWER

                                        1,289,210 (1)
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,289,210 (1)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              4.3185%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

              IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  719415101               13G/A                      Page 5 of 21 Pages

(1) Resurgence Asset Management International, L.L.C. ("RAMI") exercises voting and dispositive power over Issuer's securities (a) solely in RAMI's capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence Partners International, Ltd., and (b) solely in RAM's capacity as sole special shareholder and sole investment advisor to M.D. Sass Re/Enterprises International, Ltd. Accordingly, RAMI, may be deemed to share voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners International Ltd. and M.D. Sass Re/Enterprise International Ltd. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day activities of RAMI.

CUSIP No.   719415101              13G/A                      Page 6 of 21 Pages

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           James B. Rubin
           Re/Enterprise Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                        2,010,589 (1)
         NUMBER OF          ----------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                   -0-
         REPORTING          ----------------------------------------------------
        PERSON WITH         7        SOLE DISPOSITIVE POWER

                                        2,010,589 (1)
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,010,589 (1)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.7349%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

              IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  719415101               13G/A                      Page 7 of 21 Pages

(1) Re/Enterprise Asset Management L.L.C. ("REAM") exercises voting and dispositive power over the Issuer's securities (a) as the sole investment advisor to two employee pension plans [, Kodak Retirement Income Plan and Kodak Pension Plan (UK)] and (b) as general partner and sole investment advisor of M.D. Sass Re/Enterprise L.P. ("Enterprise") and M.D. Sass Re/Enterprise II, L.P. ("Enterprise II"). Accordingly, REAM may be deemed to share voting and dispositive power with each of the pension plans and with Enterprise and Enterprise II. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day activities of RAM.

CUSIP No.   719415101              13G/A                      Page 8 of 21 Pages

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Kingstreet Ltd. (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                        26,476 (1)
         NUMBER OF          ----------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                   -0-
         REPORTING          ----------------------------------------------------
        PERSON WITH         7        SOLE DISPOSITIVE POWER

                                        26,476 (1)
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              26,476 (1)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              .0087%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  719415101               13G/A                      Page 9 of 21 Pages

(1) Kingstreet Ltd. is the wholly-owned subsidiary of The M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust"). Accordingly, Kingstreet Ltd. and the Trust may be deemed to share voting and dispositive power over the issuer's securities. Voting and dispositive power on behalf of the Trust is exercised through its trustees, A. Charles Levene and CITCO International Trust Company Ltd. The sole director of Kingstreet Ltd. is CTC Corporation Ltd.

CUSIP No.   719415101              13G/A                     Page 10 of 21 Pages

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Resurgence Parallel Fund, Inc. (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                        69,138 (1)
         NUMBER OF          ----------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                   -0-
         REPORTING          ----------------------------------------------------
        PERSON WITH         7        SOLE DISPOSITIVE POWER

                                        69,138 (1)
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              69,138 (1)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              .2316%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  719415101               13G/A                     Page 11 of 21 Pages

(1) Voting and dispositive power over the Issuer's securities is exercised through Resurgence Parallel Fund, Inc.'s managers, Martin D. Sass, Hugh
         R. Lamle and Martin E. Winter.

CUSIP No.   719415101              13G/A                     Page 12 of 21 Pages

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           M.D. Sass Associates Inc. Employees Profit Sharing Plan (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                        22,110 (1)
         NUMBER OF          ----------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                   -0-
         REPORTING          ----------------------------------------------------
        PERSON WITH         7        SOLE DISPOSITIVE POWER

                                        22,110 (1)
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              22,110 (1)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              .0741%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

              EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  719415101               13G/A                     Page 13 of 21 Pages

(1) The trustee of M.D. Sass Associates, Inc. Employees Profit Sharing Plan is Martin E. Winter.

CUSIP No.  719415101               13G/A                     Page 14 of 21 Pages


ITEM 1(a).        Name of Issuer:  Physicians Resource Group, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:
                           Three Lincoln Center, Suite 1540
                           5430 LBJ Freeway
                           Dallas, Texas  75240

ITEM 2(a).        Name of Person Filing:    Resurgence Asset Management, L.L.C.
                                            ("RAM"),
                                            Resurgence Asset Management
                                            International, L.L.C. ("RAMI")
                                            Re/Enterprise Asset Management,
                                            L.L.C. ("REAM")
                                            Kingstreet Ltd.
                                            Resurgence Parallel Fund L.L.C.
                                            ("Parallel")
                                            M.D. Sass Associates, Inc. Employees
                                            Profit Sharing Plan ("SAEPS")

ITEM 2(b).        Address of Principal Business Office, or, if none, Residence:

                  The address for each of RAM, RAMI, STST and REAM is:
                             10 New King Street
                             First Floor
                             White Plains, New York  10864

                  The address for each of SAEPS and Parallel is:
                             1185 Avenue of the Americas
                             18th Floor
                             New York, New York  10036

                  The address for Kingstreet Ltd. is:
                            c/o CITCO International Trust Company, Ltd. Corporate Center
                                   West Bay Road
                                   P.O. Box 31106 SMB
                                   Grand Cayman, Cayman Islands

ITEM 2(c).        Citizenship:  U.S.A.

ITEM 2(d).        Title of Class of Securities:  Common Stock

ITEM 2(e).        CUSIP Number:  719415101

ITEM 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) / / Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) / / Bank as defined in Section 3(a)(6) of the Exchange
                          Act;
                  (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange;
                  (d) / / Investment company registered under Section 8 of the
                          Investment Act;
                  (e) /X/ An investment advisor in accordance with Rule 13d-1(b)
                          (1)(ii)(E);
                  (f) /X/ An employee benefit plan or endowment fund in
                          accordance with 13d-1(b)(1)(ii)(G);
                  (g) /X/ A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No.   719415101              13G/A                     Page 15 of 21 Pages


                  (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.           Ownership:

                  (a)      Amount Beneficially Owned:

                           See Item 9 of each cover page


                  (b)      Percent of Class:

                           See Item 11 of each cover page

                  (c)      Number of shares as to which such persons has:

                           (i)      sole power to vote or to direct the vote:

                                    See Item 5 of each cover page

                           (ii)     shared power to vote or to direct the vote:

                                    See Item 6 of each cover page

                           (iii) sole power to dispose or to direct the disposition of:

                                    See Item 7 of each cover page

                           (iv) shared power to dispose or to direct the disposition of:

                                    See Item 8 of each cover page

ITEM 5.    Ownership of Five Percent or Less of a Class:  N/A

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                           INSTRUCTION.  Dissolution of a group requires a
                                         response to this item.

ITEM 6.    Ownership of More than Five Percent on Behalf of Another Person:

                  See footnotes to each cover page

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

ITEM 8.    Identification and Classification of Members of the Group:  N/A

ITEM 9.    Notice of Dissolution of Group:  N/A

CUSIP No.   719415101              13G/A                     Page 16 of 21 Pages

ITEM 10.   Certifications.

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of all of the securities covered by this statement.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 14, 2000            RESURGENCE ASSET MANAGEMENT, L.L.C.


                                     By: /s/ James B. Rubin
                                         ---------------------------------------
                                         James B. Rubin, Manager



                                     RESURGENCE ASSET MANAGEMENT
                                     INTERNATIONAL, L.L.C.


                                     By: /s/ James B. Rubin
                                         ---------------------------------------
                                         James B. Rubin, Manager



                                     RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.


                                     By: /s/  James B. Rubin
                                         ---------------------------------------
                                         James B. Rubin, Manager



                                     KINGSTREET LTD.

                                     By:  CTC Corporation Ltd., its Director

                                     By: /s/  Lana Farrington
                                         ---------------------------------------
                                         Lana Farrington, Trust Officer

CUSIP No.   719415101              13G/A                     Page 17 of 21 Pages



                                     RESURGENCE PARALLEL FUND, LLC


                                     By: /s/  Martin D. Sass
                                         ---------------------------------------
                                         Martin D. Sass, Manager


                                     By: /s/  Martin E. Winter
                                         ---------------------------------------
                                         Martin E. Winter, Manager



                                     M.D. SASS ASSOCIATES, INC. EMPLOYEES PROFIT
                                              SHARING PLAN


                                     By: /s/  Martin E. Winter
                                         ---------------------------------------
                                         Martin E. Winter, Trustee

CUSIP No.   719415101              13G/A                     Page 18 of 21 Pages


                          EXHIBIT INDEX TO SCHEDULE 13G
                         PHYSICIANS RESOURCE GROUP INC.


EXHIBIT 1

Agreement between Resurgence Asset Management, L.L.C. ("RAM"), Resurgence Asset Management International, L.L.C. ("RAMI"), Re/Enterprise Asset Management, L.L.C. ("REAM"), Kingstreet Ltd., Resurgence Parallel Fund and M.D. Sass Associates, Inc. Employees Profit Sharing Plan, as to joint filing of Schedule 13G.

EXHIBIT 2

Disclaimer of beneficial ownership by RAM, RAMI and REAM.

CUSIP No.   719415101              13G/A                     Page 19 of 21 Pages


                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.


Dated:  February 14, 2000


                                         RESURGENCE ASSET MANAGEMENT, L.L.C.


                                         By: /s/  James B. Rubin
                                             -----------------------------------
                                             James B. Rubin, Manager


                                         RESURGENCE ASSET MANAGEMENT
                                          INTERNATIONAL, L.L.C.

                                         By: /s/  James B. Rubin
                                             -----------------------------------
                                             James B. Rubin, Manager


                                         RE/ENTERPRISE ASSET MANAGEMENT,
                                          L.L.C.

                                         By: /s/  James B. Rubin
                                             -----------------------------------
                                             James B. Rubin, Manager


                                         KINGSTREET LTD.

                                         By:  CTC Corporation Ltd., its Director

                                         By: /s/  Lana Farrington
                                             -----------------------------------
                                             Lana Farrington, Trust Officer

CUSIP No.   719415101              13G/A                     Page 20 of 21 Pages


                                         RESURGENCE PARALLEL FUND, LLC

                                         By: /s/  Martin D. Sass
                                             -----------------------------------
                                             Martin D. Sass, Manager


                                         By: /s/  Martin E. Winter
                                             -----------------------------------
                                             Martin E. Winter, Manager


                                         M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                         PROFIT SHARING PLAN

                                         By: /s/  Martin E. Winter
                                             -----------------------------------
                                             Martin E. Winter, Trustee

CUSIP No.   719415101              13G/A                     Page 21 of 21 Pages


                                    EXHIBIT 2

                       DISCLAIMER OF BENEFICIAL OWNERSHIP


Each of the undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that any of the undersigned is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.


Dated:  February 14, 2000

                                         RESURGENCE ASSET MANAGEMENT, L.L.C.

                                         By: /s/  James B. Rubin
                                             -----------------------------------
                                             James B. Rubin, Manager


                                         RESURGENCE ASSET MANAGEMENT
                                          INTERNATIONAL, L.L.C.

                                         By: /s/  James B. Rubin
                                             -----------------------------------
                                             James B. Rubin, Manager


                                         RE/ENTERPRISE ASSET MANAGEMENT,
                                          L.L.C.

                                         By: /s/  James B. Rubin
                                             -----------------------------------
                                             James B. Rubin, Manager